Exhibit 99.1

NASH-FINCH COMPANY	NEWS RELEASE
NASH FINCH TO RECORD SECOND QUARTER CHARGE
RELATED TO CUSTOMER RECEIVABLES AND LEASE OBLIGATIONS
     MINNEAPOLIS (June 29, 2006) — Nash-Finch Company (NASDAQ: NAFC), a leading national food distributor, announced that management of the Company concluded on June 26, 2006 that actions taken against a longtime customer by another creditor would require the Company to take a charge to pre-tax earnings in the second quarter of 2006. The Company currently estimates that such charge will be in the range of $6.0 million to $8.5 million. The charge reflects the impairment of certain retail properties leased to the customer and additional bad debt expense related to accounts and notes receivable owed by this customer. Approximately $1.1 million of the charge will involve future expenditures of cash. The customer had represented approximately $20 million in fiscal 2005 sales to the Company.
     The ultimate amount of the charge could be higher or lower than the amount to be recorded by the Company in the second quarter of 2006, depending primarily on the realizable value of the collateral securing the receivables from this customer and the Company’s ability to sublet or otherwise dispose of the leased properties on terms different than currently anticipated.
     Nash Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
     The statements in this release that are not historical in nature are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from statements made in this release include the value ultimately realized from the collateral held by the Company and the Company’s ability to sublet or otherwise dispose of the leased properties on different terms than currently anticipated.
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Contact: LeAnne Stewart, 952-844-1060